Satish Dua
The Millbrook Press Inc.
2 Old New Milford Road
Brookfield, CT 06804

Dear Satish,

This letter will serve as a memorandum of agreement regarding your employment by the Millbrook Press, Inc.

This agreement is effective January 20, 1997, and covers your employment as Chief Financial Officer.

The term of employment of this contract is two years. This contract may be terminated by either party without cause upon one hundred and twenty days written notice.

You will be paid a base salary of $100,000. You will earn a bonus of $15,000 if Millbrook achieves or betters both it's budgeted operating profit as a percent of net sales and net income as a percentage of net sales.

You will be granted as of the commencement of your employ, January 20, 1997, a stock option to purchase 25,000 shares of Millbrook's common stock. The exercise price for each share will be $5.53. The option will become exercisable for one fifth of the shares on the first anniversary of the grant and one fifth on subsequent anniversary dates.

You will be eligible to participate in the current benefits program at Millbrook. The employee understands that there is no guaranty that the current benefits program will remain in effect but the Employee shall be entitled to participate in the employee benefits of the Company as it may change from time to time.

You agree that you will abide by all policies, rules and regulations of the Company now and hereafter in effect, and that you personally will conform with and will cause all

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others under your direction and control to conform with such policies, rules and regulations.

In the event of termination of this agreement by reason of the expiration of its term or otherwise, you agree that you will not, during a period of twelve months thereafter, either directly or indirectly, induce or attempt to induce any of the personnel of the Company or of its affiliates to terminate their employment or association. In the event of a breach of the foregoing on your part, the Company shall have the right to cancel all unpaid compensation which has accrued or which may thereafter accrue to your credit.

Any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and any hearings in connection with such arbitration shall be held in New York City. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Sincerely,



Jeffrey Conrad
President


Accepted:  _________________________________________Date:_______________